Exhibit 10-D

LEASE

                    THIS LEASE, made as of the 22nd day of June, 2006 (“Effective Date”), by and between Outback Holdings, LLC, an Indiana limited liability company (“Landlord”) and Shoe Carnival, Inc., an Indiana corporation (“Tenant”).

WITNESSETH:

                    In consideration of the mutual covenants contained herein, Landlord and Tenant agree as follows:

                    1.          Leased Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain parcel of real estate containing approximately 8.66 acres located on Lots D4, D5, D6 & D7 in Cross Pointe Commerce Center in Vanderburgh County, Indiana, described in Exhibit A attached hereto and incorporated herein by this reference, together with all rights, interest and privileges therein or appurtenant thereto, including any existing or necessary easements of access to the Real Estate and/or on, over and across any adjacent or abutting parcels, whether owned by Landlord or otherwise, and all permits and approvals therefor (the “Real Estate”), the building (the “Building”) to be constructed by Landlord thereon, shown and described on Exhibit A-1 (“Site Plan”) attached hereto and incorporated herein by this reference, which such Building will consist of approximately sixty thousand (60,000) square feet (measured from the exterior face of all exterior walls) of office space, and related improvements to be constructed on the Real Estate by Landlord and used in connection with the Building and Tenant’s operations therefrom, including but not limited to curb cuts, access drives, roadways, parking areas (the “Improvements”). The Real Estate, Building and Improvements are collectively referred to as the “Leased Premises”, and the boundary description of the Leased Premises is outlined on the Site Plan attached hereto.

                    Notwithstanding the foregoing or anything in this Lease to the contrary, within ten (10) days after execution of this Lease, Landlord shall deliver to Tenant the following:  (a) current owner’s title insurance policy, including copies of any exceptions thereto; (b) current survey of the Real Estate, including the location of all easements, rights of way, above and/or below ground utilities, and metes and bounds description of the boundary lines of the Real Estate; (c) platted subdivision or proposed plat of subdivision (if applicable) with respect to the balance of any property owned by Landlord and adjacent to or abutting the Leased Premises but not otherwise herein Leased to Tenant; (d) existing environmental assessments of the Real Estate and any correspondence or orders from any jurisdictional authorities in connection with the presence or alleged presence of hazardous materials on or adjacent to the Real Estate; and (e) evidence of Landlord’s proper and lawful formation, good standing and authority to enter into the Lease with Tenant (the “Due Diligence Documents”).  In the event Tenant objects to any matters of title or survey or there shall be any environmental condition or presence or alleged presence of hazardous materials on or about the Real Estate, Tenant shall provide Landlord with written notice thereof and Landlord shall be obligated to cure any and all such objections prior to the Commencement Date.  Notwithstanding the foregoing, in the event the said objections are of a type that may not reasonably be cured within such time period, or are otherwise not susceptible to cure, Tenant shall have the right to terminate this Lease.

                    2.          Lease Term and Holding Over.

                    (a)  The original term of this Lease (the “Lease Term”) shall be for a period of fifteen (15) Lease Years (as defined below), commencing on the later of March 1, 2007 or the Date of Substantial Completion (as defined in Subsection 5(b)) (the “Commencement Date”), and ending at 11:59 p.m.

on the day before the one hundred eightieth (180th) monthly anniversary of the Commencement Date if the Commencement Date is the first day of a calendar month or the first day of the first calendar month following the Commencement Date if the Commencement Date is not the first day of a calendar month.

                    (b)  Provided Tenant is not in default at the time it gives notice, Tenant shall have the right to extend the original Lease Term of the Lease, for up to three (3) additional, successive periods of five (5) years each (each a “Renewal Term”), by providing written notice of its election to exercise any such Renewal Term not less than one hundred eighty (180) days prior to the expiration of the original Lease Term or then current Renewal Term.  For each Renewal Term, all terms of this Lease shall remain the same except for this Section; provided, however, Rent for the first such Renewal Term shall be adjusted to reflect the increase in the cost of living index of the Bureau of Labor Statistics for All Urban Consumers for all Cities – Not Seasonally Adjusted (the “Index”) during Lease Years 11 through 15, Rent for the second Renewal Term shall be adjusted to reflect the increase in such cost of living index during Lease Years 16 through 20, and Rent for the third such Renewal Term shall be adjusted to reflect the increase in such cost of living index during Lease Years 21 through 25.  In the event that the U.S. Government shall discontinue the issuance of the Index, then the rental adjustment provided for herein shall be made on the basis of changes in the most comparable and recognized cost of living index then issued by the Government.  Notwithstanding the foregoing, all Rent adjustments as hereinabove determined shall be limited to fifteen percent (15%) per adjustment.  No adjustments shall be made in the event of a negative index.  In the event Tenant shall exercise any Renewal Term, the Lease Term shall also include such Renewal Term(s).

                    (c)  Tenant’s failure to provide Landlord written notice of intent to exercise a Renewal Term one hundred eighty (180) days prior to expiration of the original Lease Term or then current Renewal Term shall relieve Landlord of any and all responsibility to renew Tenant’s Lease.

                    (d)  If Tenant holds over and remains in possession of the Leased Premises at the expiration of the Lease Term after written notice from Landlord to vacate, then such holding over and continued possession shall create a tenancy from month to month (which either party may terminate by providing thirty (30) days written notice to the other) upon and subject to the same terms and conditions of this Lease in effect when the Lease Term expires, except for the length of the term of this Lease and except that the Rent shall be one hundred twenty-five percent (125%) of the Rent payable at the time of expiration.

                    3.          Rent.

                    (a)  Beginning on the Commencement Date, Tenant shall pay to Landlord monthly rent (the “Rent”) for the Leased Premises as follows:

Lease Years 1 – 10	$76,500.00	$15.30 per square foot

Lease Years 11- 15	TBD*

          *The monthly Rent to be paid by Tenant during Lease Years 11 through 15 shall be equal to the monthly Rent paid by Tenant during Lease Years 1 – 10, adjusted by the amount of the increase in the Index during Lease Years 1 through 10.  In the event that the U.S. Government shall discontinue the issuance of the Index, then the rental adjustment provided for herein shall be made on the basis of changes in the most comparable and recognized cost of living index then issued by the Government. Notwithstanding the foregoing, the Rent adjustment as hereinabove determined shall be limited to twenty percent (20%).  No adjustments shall be made in the event of a negative index. Rent shall be payable in advance, without notice or demand, on the first day of each full calendar month during the Lease Term; provided, however, if the Commencement Date is on a date other than the first day of a calendar month, then the Rent payable hereunder for such partial calendar month at the beginning of the Lease Term shall be an amount equal to the monthly installment of Rent otherwise then in effect, divided by the number of days in the full calendar month during which the Lease Term commences, and multiplied by the number of days of the Lease Term in such partial calendar month.  Rent for such partial month at the beginning of the Lease Term shall be paid at the time the first full monthly installment of Rent is due.  Rent for any partial month at the end of the Lease Term shall be similarly prorated.

                    (b)  If any Rent shall become overdue for a period in excess of five (5) days after notice of non-payment is provided to Tenant, then such unpaid Rent shall bear interest from the date due to the date of payment at an annual rate equal to the prime rate then in effect or established by JPMorgan Chase Bank, N.A. (the “Prime Rate”), plus three percent (3.0%).  Such interest shall be in addition to, and not in lieu of, any other right or remedy that Landlord may have hereunder.

                    (c)  All payments of Rent required to be made, and all statements required to be delivered, by Tenant to Landlord shall be made and delivered to Landlord at its address set forth in Section 23, or to such other address as Landlord specifies to Tenant in accordance with that Section.

                    (d)  The term “Lease Year” as used herein shall mean a successive period of twelve (12) calendar months.

                    (e)  This Lease is not, and shall in no event be construed as, a capital lease.  In this regard, Landlord and Tenant agree that the present fair market value of the Leased Premises is $10,400,000.00.  As of the date of this Lease, Landlord has requested, but has not yet received, an appraisal of the Leased Premises.  In the event the appraisal shall be less than $10,400,000.00, Landlord and Tenant shall adjust the Rent and Term of this Lease, if necessary, to satisfy the requirements of Statement of Financial Accounting Standards No. 13.

                    4.          Representation and Warranties of Landlord.  Landlord represents and warrants as follows:

                    (a)  The Real Estate is and, when constructed, the Improvements will be, in compliance with all applicable statutes, orders, regulations, rules, covenants and restrictions including, but not limited to, federal, state or local regulations or laws pertaining to pollution or zoning.

                    (b)  There are not presently pending or threatened any litigation, action, investigation, special assessments or condemnation actions affecting the Real Estate or any part thereof, nor has Landlord received any notice of any of the foregoing being contemplated.

                    (c)  Landlord has not received any notification from any governmental agency, authority or instrumentality of any pending or threatened assessments on or against the Real Estate.

                    (d)  There are no fuel, chemical or other storage tanks located on the Real Estate.

                    (e)  The Real Estate has not been used for the treatment, storage or disposal of or otherwise contaminated by any toxic, hazardous or special wastes, substances, materials, constituents, pollutants or contaminants (as defined by federal, state or local laws, statutes, ordinances, rules or regulations) and warrants shall in no way subject Tenant to liability for clean-up or remediation or otherwise subject Tenant to any fines or impositions, nor does such prior use create a health risk to Tenant, its employees, agents, representatives and/or contractors.

                    (f)  No claim, action, suit, or proceeding relating to the Real Estate or the transaction contemplated by this Lease is pending or, to the best of Landlord’s knowledge, threatened against Landlord or the Real Estate before any court or other governmental authority or arbitration tribunal, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting the Real Estate.

                    (g)  Landlord represents and warrants that the Leased Premises is not in a flood plain for purposes of any applicable law, rule, regulation, or ordinance and for insurance purposes.

                    (h)  There are no parties in possession of any portion of the Real Estate, whether as lessees, tenants at sufferance, trespassers, or otherwise, and the Leased Premises will be delivered to Tenant free and clear of any encumbrances except Permitted Exceptions (defined below) and free of any occupants or persons claiming a right to possession therein.

                    (i)  There are no changes pending in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent land owners, which would prevent, limit or impede the use of the Real Estate for the purposes contemplated by Tenant.

                    (j)  Landlord shall have, marketable and insurable title in the Real Estate, subject only to the matters disclosed on the attached Exhibit B (the “Permitted Exceptions”), incorporated herein by this reference no later than June 30, 2006.

                    5.          Landlord’s Work.

                    (a)  Landlord shall construct or cause the construction of the Building and the Improvements, and any necessary or appropriate off-site improvements (the “Off-Site Improvements”), including the Cross Pointe Boulevard and Proposed Columbia Street road improvements, acceleration and deceleration lanes, traffic signalization and control devices, curb cuts and driveways, on-site and/or off-site retention ponds, storm water and sanitary sewer drainage, and easements for access, maintenance and use thereof (collectively, the “Landlord’s Work”), in substantial compliance with the Plans and Specifications (herein defined) which Landlord shall cause to be prepared and submitted to Tenant for its approval, which shall not be unreasonably withheld, conditioned or delayed.  Landlord and Tenant have agreed to a set of preliminary plans for site design and building and office design, as more particularly described in Exhibit C attached hereto and incorporated herein by this reference, and specifications attached hereto as Exhibit D and incorporated herein by this reference (collectively the “Plans and Specifications”).  Once the parties have approved final plans for the Leased Premises, the same shall be attached hereto as Exhibit C-1 and shall be incorporated herein by this reference, and shall supercede the preliminary plans initially attached to this Lease as Exhibit C, and such final plans then identified as Exhibit C-1 to the Lease shall be and form a part of the Plans and Specifications.   Landlord shall, at its sole costs and expense, on or before the earlier of the Scheduled Completion Date (as herein defined) or the date on which Landlord tenders delivery of the Premises to Tenant: (i) obtain all permits and approvals necessary for the completion of Landlord’s Work, including but not limited to such approvals as may be necessary or appropriate by, through or under that certain Declaration of Protective Covenants Cross Pointe Phase II (the “Declaration”) and any and all associations created thereunder or in accordance therewith, including but not limited to the Architectural Review Committee as defined in the Declaration (the “Association”); (ii) complete Landlord’s Work in compliance with the Plans and Specifications, all applicable laws, statutes, ordinances, rules and regulations, the Declaration and any Association requirements, and deliver to Tenant a copy of (A) the Certificate of Occupancy for the Premises issued by the appropriate local jurisdictional authority, and (B) any and all other such permits and/or approvals as may have been required of Landlord hereunder or by local, state or federal authorities in connection with Landlord’s Work; and (iii) pay all taxes and fees (including but not limited to all tap-in and impact fees) applicable to the construction and delivery of the Leased Premises.

                    (b)  Landlord shall receive up to three (3) subcontractor bids for any changes to the final Plans and Specifications (any such change a “Change Order”).  Landlord and Tenant shall review Change Order bids together. Landlord and Tenant shall agree in writing which subcontractor bid is elected for completion of said Change Order. All Change Orders must be approved in writing by both Landlord and Tenant prior to Landlord initiating any Change Order.  For each additional Four Thousand Eight Hundred Dollars ($4,800.00) in Change Order cost requested by Tenant, the annual Rent per square foot shall go up by an amount equal to $.01.

                    (c)  Landlord shall complete Landlord’s Work and deliver the Leased Premises to Tenant no later than March 1, 2007 (the “Scheduled Completion Date”).  If Landlord reasonably anticipates that the Leased Premises may not be delivered to Tenant by the Scheduled Completion Date, Landlord shall provide Tenant with written notice thereof not later than sixty (60) days prior to the Scheduled Completion Date.  On or before the earlier of the Scheduled Completion Date (as herein defined) or the date on which Landlord tenders delivery of the Premises to Tenant, Landlord shall deliver to Tenant a copy of (i) the Certificate of Occupancy for the Premises issued by the appropriate local jurisdictional authority, and (ii) a copy of a certificate of substantial completion issued by its architect indicating that the Building and the Improvements have been completed in accordance with the Plans and Specifications and the requirements of this Lease, subject to identified “punch-list” items which do not materially affect Tenant’s ability to use the Building and the Improvements for the purpose of conducting its normal business operations.  Within ten (10) business days after the Scheduled Completion Date, or such earlier date that Landlord shall deliver the Leased Premises to Tenant substantially complete and otherwise in the condition required by the terms of this Lease, Tenant shall complete its inspection of the Leased Premises.  If Tenant agrees that the Building and Improvements are substantially complete, subject only to Landlord’s punch-list items, Tenant shall promptly confirm substantial completion of the Building and Improvements in writing to Landlord, and the date of such confirmation shall be the “Date of Substantial Completion”, and Rent shall commence as scheduled in Section 3(a); provided, however, in no event shall the Date of Substantial Completion be deemed to have occurred until a Certificate of Occupancy for the Premises shall have been issued by the appropriate local jurisdictional authority and Tenant shall not be required to accept the Premises until Landlord’s Work is complete.  The parties will resolve any dispute concerning substantial completion in good faith; all punch-list items shall be complete and final completion achieved within thirty (30) days of the Date of Substantial Completion.

                    (d)  Landlord and Tenant recognize that time is of the essence with regard to completion of Landlord’s Work, and that Tenant will suffer business interruption and financial loss if the work is not completed within the time specified in Subsection 5(c).  The parties also recognize the delays, expenses and difficulties involved in proving in any legal proceeding the loss suffered by Tenant if the work is not totally completed and the Leased Premises delivered to Tenant on time.  Accordingly, instead of requiring any such proof, Tenant and Landlord agree that as liquidated damages for delay (but not as a penalty) Tenant shall receive as a credit against Rent hereunder, an amount equal to one day of free Rent for each day past the Scheduled Completion Date on which Landlord delivers the Leased Premises to Tenant in the condition required by the terms of this Lease.  Tenant and Landlord agree that the above estimate of liquidated damages is a reasonable effort by both parties to quantify the amount of damages likely to be suffered by Tenant in the event of delay in completion and delivery of the Leased Premises.

                    (e)  Representations and Warranties Concerning Construction.  Landlord represents and warrants that:

                    i.  The Building and Improvements will comply with all Declaration and Association requirements and will meet all applicable laws, ordinances, codes and regulations, the usual design wind loads, roof loads and other criteria utilized in the locale of the Leased Premises, and Tenant’s requirements of function and quality.  Any design, engineering, architectural or other professional service to be performed hereunder which requires personnel licensed under the laws of the State of Indiana will be performed by such licensed personnel.  Any design, engineering, architectural or other professional service under this Lease shall be provided in a good and workmanlike manner and in conformity with the standards of reasonable care and skill of the profession for services of the type provided.

                    ii.  All the materials and equipment used in the construction of the Building and Improvements shall be new and first quality, and all Work will be of good quality, free from improper workmanship and defective materials and in conformance with the Plans and Specifications and this Lease.

                    iii.  Landlord shall collect all written warranties and equipment operation and maintenance manuals and deliver them to Tenant.  All the benefits of the warranties obtained by Landlord from its subcontractors, vendors, etc., shall be passed to Tenant at the end of the warranty period set forth in the following subparagraph.

iv. Landlord agrees to correct all work defective in material or workmanship or not in conformance with the Plans and Specifications and this Lease.

                    6.          Taxes.

                    (a)  Tenant shall reimburse Landlord for all tax bills received by Landlord during the Term of the Lease to the extent any such taxes were assessed during and pertain to a period of occupancy by Tenant.  In this regard, Landlord shall provide Tenant with a copy of the bill for real estate taxes with respect to the Leased Premises within ten (10) days after receipt of the same by Landlord.  Tenant shall make payment to Landlord of such real estate taxes within ten (10) days after receipt of the bill submitted by Landlord.  Landlord shall pay such real estate taxes directly to the taxing authority and shall provide Tenant with proof of payment not later than twenty (20) days after Tenant shall deliver payment to Landlord as herein required.  Payment of tax bills shall be made in a timely fashion that gives the Tenant the benefit of any available discounts.  Any such tax bills received by Landlord during the first and last years of the Term of this Lease shall be prorated for the applicable number of days Tenant occupied the Leased Premises.

                    (b)  Tenant shall pay and discharge, as and when due: (i) all taxes, levies, and charges imposed on, against, or with respect to the conduct of its business operations in, on, or from the Leased Premises; and (ii) all taxes, levies, and charges imposed on, against, or with respect to its trade fixtures, equipment, inventory, and other personal property in, on, or about the Leased Premises.

                    (c)  Notwithstanding the foregoing, Tenant, at its cost and expense, shall have the right to contest, in the manner prescribed by law, the real estate taxes levied on, against, or with respect to the Leased Premises or the valuation of the Leased Premises for purposes of calculating such real estate taxes.  Landlord shall cooperate with Tenant in contesting any such taxes, including, without limitation, executing documents in connection therewith; provided that Tenant shall bear all actual and reasonable costs associated with Landlord’s cooperation.

                    (d)  The benefit of all tax phase-in or other economic incentives obtained in connection with the Leased Premises shall be for the benefit of Tenant.  Landlord shall cooperate with Tenant in receiving all tax abatement, including executing all documents in connection therewith.

                    7.          Use and Compliance with Laws.

                    (a)  The Leased Premises may be occupied and used for any lawful purpose.  Tenant shall keep the Leased Premises in a clean and orderly condition.  Tenant shall not knowingly use the Leased Premises or maintain them in any manner constituting a violation of any ordinance, statute, regulation, or order of any governmental authority, including without limitation zoning ordinances, nor shall Tenant maintain, permit or suffer any public nuisance to occur or exist on the Leased Premises.

                    (b)  Tenant shall not permit any waste to the Leased Premises, or use or permit the use of the Leased Premises for any unlawful purpose.

                    (c)  Tenant shall comply with all laws, ordinances, rules, regulations, orders and decrees of any governmental entity or personnel now or hereafter affecting or relating to the Leased Premises or the use thereof.

                    (d)  To the extent applicable, Tenant shall properly dispose of any chemicals, metals, garbage, trash or other industrial by-products and incidentals to Tenant’s business and shall use leakproof and fireproof containers and the expense of any breakage, stoppage, contamination, spillage or damage resulting from a violation of this provision shall be borne by Tenant.

                    (e)  Landlord shall indemnify and hold harmless Tenant, and any party affiliated with Tenant, from and against any and all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising from, or in connection with:  (i) any escape, storage, usage, or spillage of any Hazardous Substances in, on, or about the Leased Premises prior to the Lease Term; or (ii) any escape, storage, use or spillage of any Hazardous Substances to or from the Leased Premises by Landlord (or its employees, agents, contractors, invitees, or licensees) during the Lease Term, whether or not such storage, usage, or transportation constitutes a failure of Landlord fully to observe or perform its obligations under this Lease.

                    (f)  Tenant shall indemnify and hold harmless Landlord, and any party affiliated with Landlord, from and against any and all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising from, or in connection with:  (i) any escape, storage, usage, or spillage of any Hazardous Substances in, on, or about the Leased Premises during the Lease Term not caused by Landlord or its employees, agents, contractors, invitees, or licensees; or (ii) any transportation of any Hazardous Substances to or from the Leased Premises by Tenant (or its employees, agents, contractors, invitees, or licensees) during the Lease Term, whether or not such storage, usage, or transportation constitutes a failure of Tenant fully to observe or perform its obligations under this Lease.

                    (g)  Hazardous Substances means (i) any “hazardous wastes” as defined under RCRA, (ii) any “hazardous substances” as defined under CERCLA, (iii) any toxic pollutants as defined under the Clean Water Act, (iv) any hazardous air pollutants as defined under the Clean Air Act, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances as defined under EPCRA, (vii) radioactive materials covered by the Atomic Energy Act, (viii) similar wastes, substances, pollutants, chemicals regulated under analogous state and local laws, (ix) asbestos, (x) polychlorinated biphenyls, (xi) petroleum and petroleum products or synthetic fuels, (xii) any substance the presence of which on the property in question is prohibited under any applicable environmental law; and (xiii) any other substance which under any applicable environmental  law requires remediation or special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.

                    8.          Condition, Alterations and Additions.

                    (a)  Tenant, at its cost and expense, may install in the Building such trade fixtures, equipment and other personal property as Tenant determines to be necessary or appropriate to conduct its business.  Tenant, at its cost and expense, also may make non-structural alterations, improvements or additions to the interior of the Building if Tenant delivers to Landlord a written notice describing the proposed alteration, improvement or addition to Landlord.  Tenant shall make no alterations, improvements or additions of or to the exterior of the Building, without the prior written consent of Landlord.  Except for a gazebo or similar structure, which Landlord has expressly approved, Tenant shall make no structural alterations, improvements or additions of or to any part of the Leased Premises, without the prior written consent of Landlord.  All improvements, alterations and additions to the Leased Premises, excepting only Tenant’s personal property, equipment and trade fixtures, shall become the sole property of Landlord upon the expiration of the Lease Term or earlier termination of this Lease.

                    (b)  Tenant may install exterior signs on the Building and on or about the Leased Premises in accordance with local ordinances.  Tenant shall pay all costs and expenses of installing any such signs, and, prior to installing any such signs Tenant shall obtain all required permits and approvals.  Tenant shall repair any damage caused by the installation, maintenance and/or removal of its sign.  Notwithstanding the foregoing, Landlord shall obtain prior written approval of the Association and shall otherwise obtain all appropriate consents and approvals required under the Declaration.

                    (c)  Subject to then current building codes, setback and zoning requirements, Tenant shall have the right to expand the Leased Premises, in the area identified on the Site Plan as the “Expansion Area”, at any time during the Lease Term.  In the event Tenant elects to expand the Leased Premises, Tenant shall provide Landlord with written notice thereof not less than one hundred twenty (120) days prior to the anticipated commencement of construction activities, and Landlord and Tenant shall thereafter enter into good faith negotiations regarding the proposed plans and specifications for any such expansion improvements proposed by Tenant, the cost and expense of design, permitting and construction of same, and any proposed increase in Rent or other charges hereunder if applicable.

                    (d)  During the Lease Term, Tenant shall, at Tenant’s sole cost and expense, take all action, including any required alterations, necessary to comply with the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. §12101 et seq., as modified and supplemented from time to time, including any local codifications and extensions thereof, which shall, with respect to the Leased Premises.

                    9.          Utilities.  Tenant shall pay and be responsible for all utility and service charges incurred or used in, on, or about the Leased Premises during the Lease Term, including, but not by way of limitation, all charges for water, sewer, gas, electricity, telephone, cable television, security systems, and other public utilities of every kind and character furnished to the Leased Premises as well as any and all charges for janitorial and other cleaning services incurred in connection with Tenant’s use of the Leased Premises.

                    10.          Maintenance and Repairs.

                    (a)  For the period of the first year of the Lease Term (“Warranty Period”), Landlord, at its cost and expense, shall provide all necessary repairs and replacements to the Building and the Improvements, other than routine maintenance and upkeep; provided that Landlord shall not be responsible for making any repairs or replacements which are caused by: (i) any negligence or intentional or willful misconduct of Tenant or its employees, contractors, or agents; (ii) Tenant’s failure to perform any maintenance items for which Tenant is responsible; (iii) installation or maintenance by Tenant of any exterior signs, satellite dishes, antennae, communications facilities, or equipment, lines, or cable; (iv) installation or maintenance by Tenant of any trade fixtures, equipment, or other personal property; or (v) Tenant making any alterations or improvements to the Leased Premises; all of which repairs and replacements shall be made by Tenant at its cost and expense.  Upon the expiration of the Warranty Period, Landlord shall assign to Tenant all warranties which: (i) may be extended to Landlord by manufacturers, suppliers, or contractors in connection with the completion of Landlord’s Work; and (ii) cover the Building.

                    (b)  Maintenance of Leased Premises:

                    i.  After the expiration of the Warranty Period, the non-structural portions of the interior of the Building shall be maintained by Tenant, including, but not limited to, interior wall and floor coverings, painting, and regular normal maintenance of heating, air conditioning, plumbing and doors.

ii. The exterior of the Building shall be maintained as follows:

(a) Landlord shall be responsible for the structural members, roof, and utility connections.

                    (b)          If the sub-grade under concrete or paved areas shall fail due to no fault of Tenant, Landlord shall be responsible for repairs to and/or replacement of the sub-grade and concrete and any and all necessary and appropriate repairs to and/or replacement of the parking areas, driveways, curbs, sidewalks and similar capital improvements caused by such subsidence.

(c) After the expiration of the Warranty Period, Tenant shall be responsible for the doors, windows, guttering and all exterior lighting.

                    iii.  After the expiration of the Warranty Period, mechanical, electrical, plumbing, heating and air conditioning units, including repair and replacement, within the Building shall be the responsibility of the Tenant; provided, however, Tenant may replace any such systems in its reasonable discretion any decision regarding the timing and necessity of any such replacement shall be made solely by Tenant; provided, further, that if Tenant shall surrender the Leased Premises to Landlord, and notwithstanding anything in this Lease to the contrary, the above mechanical, electrical, plumbing and heating and air conditioning systems shall be in working condition.

                    iv.  Except as covered by the Landlord’s limited one (1) year warranty, and except for subsidence failures as above stated, Tenant shall maintain the driveways, parking areas, curb cuts, curbing, and sidewalks and shall maintain and repair the grounds located within the Leased Premises, including landscaping, lawn care and snow removal.

                    v.  After the expiration of the Warranty Period, Tenant shall be responsible for any maintenance or repair not mentioned in this Lease.  This is a net Lease, the intent being the rent received by the Landlord shall be free of any expense in connection with the care, maintenance and operation of the Leased Premises unless otherwise specified in this Lease.

                    (c)  Notice.  Tenant shall give Landlord prompt written notice of the need for any maintenance, replacement or repairs which Landlord is obligated to make under foregoing Subsections 10(a) or (b) and of any material damage to the Leased Premises or any part thereof.

                    11.          Assignment and Subletting.

                    (a)  Except as set forth in paragraph (b) below, Tenant may not assign this Lease in whole or in part, or sublet the Leased Premises or any part thereof, nor grant a license or concession in connection therewith, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

                    (b)  Notwithstanding the foregoing, Tenant may assign the Lease without Landlord’s consent to any of the following:  (i) any successor corporation or other entity resulting from a public offering, merger or consolidation of Tenant; (ii) any purchaser of all or substantially all of Tenant’s assets; (iii) any entity which controls, is controlled by, or is under common control with Tenant; (iv) any person or entity whose use of the Leased Premises would comply with the terms of Section 7(a) of this Lease and whose financial net worth at the time of assignment is equal to or greater than that of Tenant’s at the time of execution of this Lease, and in each such case as enumerated in subparts (i) through (iv) of this Section 7(b), Tenant shall provide Landlord with adequate evidence of conveyance and/or assignment, to include an express assumption of Lease obligations by the assignee.  Tenant shall give Landlord thirty (30) days prior written notice of such assignment or sublease.

                    12.          Access by Landlord to Leased Premises.  Landlord, Landlord’s agents, and Landlord’s prospective clients, purchasers or mortgagees shall be permitted to inspect and examine the Leased Premises at reasonable times and in Tenant’s presence, upon Tenant’s receipt of reasonable written notice from Landlord, and Landlord shall have the right to make any repairs to the Leased Premises which Landlord may deem necessary, but this provision shall not be construed to require Landlord to make repairs except as is otherwise required hereby. For a period commencing one hundred eighty (180) days prior to the expiration of the Lease Term, if Tenant has not exercised a Renewal Term, Landlord may maintain “For Rent” signs on the front or on any part of the Leased Premises and may show the Leased Premises to prospective tenants.  Notwithstanding the foregoing or anything in this Lease to the contrary, in the event of an emergency that may threaten loss of life or damage to property, Landlord may enter the Leased Premises without written notice as herein required.

                    13.          Insurance and Indemnification.

                    (a)  Tenant, at Tenant’s expense, shall maintain in full force and effect throughout the Lease Term fire, earthquake, and extended coverage insurance on the Building for one hundred percent (100%) of its replacement cost, including foundation and footings, such policy to include business interruption and loss of rent coverage; provided, however, in the event that coverage for business interruption and loss of rent is not available to Tenant or Tenant declines to carry such coverage therefor as may be available to Tenant on the basis of cost, Landlord may obtain a separate policy for such loss of rents and charge Tenant for the cost thereof, which Tenant agrees to pay to Landlord within twenty (20) days after receipt of an invoice.  Tenant shall name Landlord and any mortgagee as additional insured parties under such policy and loss payee of the proceeds of such insurance; provided, however, and such lender / mortgagee shall be obligated to apply or permit the application of all such proceeds for the restoration of the Leased Premises as required by the terms of this Lease; provided, further, that notwithstanding the adequacy of the insurance proceeds for the restoration of the Leased Premises, to the extent that this Lease shall continue in full force and effect after any casualty or occurrence for which proceeds are (or are not) made available for the restoration of the Leased Premises, Landlord shall remain obligated to restore the Leased Premises to the condition required by the terms of this Lease.

                    (b)  Tenant, at Tenant’s expense, shall maintain in full force and effect throughout the Lease Term a policy of reputable general public liability insurance, issued by a company or companies engaged in the insurance business in Indiana, naming Landlord as an additional insured, and covering any and all claims for injuries to or death of persons and damage to property occurring in or upon the Leased Premises, in an amount not less than One Million Dollars ($1,000,000) for injury to or death of any one person, and Five Hundred Thousand Dollars ($500,000) for damaged property arising out of any one accident or occurrence, with an annual aggregate limit of not less than Two Million Dollars ($2,000,000).  Tenant may use an umbrella or excess policy to satisfy the foregoing insurance requirements.

                    (c)  All of Tenant’s trade fixtures, equipment, merchandise and other personal property shall be kept at Tenant’s sole risk and expense.

                    (d)  Tenant shall comply with the provisions of the workers’ compensation law and shall insure its liability thereunder in amounts required by applicable statute.

                    (e)  For each type of insurance which Tenant is required to maintain under this Lease, Tenant shall furnish to Landlord a certificate of insurance showing that each such type of insurance is in full force and effect and may not be amended or cancelled without ten (10) days prior written notice to Landlord.

                    (f)  Each of the parties hereto hereby waives and releases (for itself and its respective insurance providers) any and all rights of recovery which it might have against the other (directly and by way of subrogation) for any loss or damage, whether or not caused by any alleged malfeasance or negligence of the other party, its agents, licensees or invitees, to the extent that such loss or damage is of the type covered by any insurance required to be maintained under this Lease and whether or not actually maintained.  Each policy of insurance required under this Lease shall contain an endorsement to such effect.

                    14.          Destruction.

                    (a)  If the Building on the Leased Premises should be damaged or destroyed by fire or other cause to such an extent that the cost of repair and restoration would be more than fifty percent (50%) of the amount it would cost to replace the Building in its entirety at the time such damage or destruction took place or would take one hundred eighty (180) days or longer to repair/replace, then Tenant shall have the right to cancel this Lease by giving Landlord notice of such election within thirty (30) days after the determination of costs of repair, restoration or replacement or of the time for repair of such damage, in which case Tenant shall pay the deductible amount under its insurance policy, assign all proceeds for such loss to Landlord, and this Lease shall terminate as of fifteen (15) days after the date such notice is given.

                    (b)  If Tenant fails to exercise this option to terminate, then Tenant shall pay the deductible amount under its insurance policy and thereafter Landlord shall apply the proceeds of insurance for such loss to the prompt repair and restoration of the Building and the Leased Premises to substantially the same condition it was in prior to the damage or destruction.  Said repair shall commence within five (5) days and shall be completed as quickly as reasonably possible.  Notwithstanding the foregoing, if repairs are not completed within two hundred seventy (270) days of the casualty, Tenant shall have the right to terminate this Lease, unless such period has been extended due to reasonable delays caused by force majeure, extreme weather conditions and acts of God excepted (notice thereof to be provided to Tenant within two (2) business days after such occurrence causing delay).

                    (c)  If the Building should be damaged by fire or other causes to such an extent that the costs of repair and restoration would be less than fifty percent (50%) of the amount it would cost to replace the Building in its entirety at the time such damage or destruction took place, then this Lease shall not terminate, Tenant shall pay the deductible amount under its insurance policy and Landlord shall thereafter apply the proceeds of insurance for such loss to the prompt repair and restoration of the Building and the Leased Premises to substantially the same condition it was in prior to the damage or destruction.

                    (d)  If any such substantial damage or destruction as would permit Tenant to terminate this Lease should occur in the last two (2) Lease Years of the Lease Term (including any Renewal Term), Landlord shall not be obligated to restore the Building as herein required unless Tenant shall agree to extend the Lease Term for an additional period of five (5) years, in accordance with the terms of this Lease, at an increased Rental amount for such additional five (5) year period as determined in accordance with the prior Rental increases set forth in Section 2(b) of this Lease.

                    (e)  In the event the Leased Premises are damaged or destroyed, Rent, or a fair and equitable portion thereof, shall be abated until such time as the Leased Premises are repaired and restored.

                    (f)  The opinion of an architect or registered engineer appointed by Landlord and Tenant, as to the costs or repair, restoration or replacement or the time for repair/replacement shall be controlling upon the parties. Landlord’s obligation to restore or repair does not include fixtures or improvements installed or owned by Tenant.

                    15.          Eminent Domain.  In the event that all or a substantial part of the Leased Premises is taken or condemned for public or quasi-public use under any statute or by the right of eminent domain, or that in lieu thereof all or a substantial part of the Leased Premises is sold to a public or quasi-public body under threat of condemnation, and such taking, condemnation or sale renders the Leased Premises unsuitable for operation of the Tenant’s business therein, this Lease shall, at the option of either party, terminate on the date possession of all or such part of the Leased Premises is transferred to the condemning authority.  Rent shall be paid up to the date of termination; and all compensation awarded or paid for the taking or sale in lieu thereof shall belong to and be the sole property of Landlord; provided, however, Landlord shall not be entitled to any portion of the award made for loss of business or cost of removal or relocation of stock and personal property.

                    16.          Tenant Events of Default.  Any of the following shall be deemed a Tenant “Event of Default”:

                    (a)  The failure to pay any installment of Rent (including all other charges hereunder) when the same becomes due and the failure continues for fifteen (15) days after written notice thereof is given to Tenant.

                    (b)  Tenant’s failure to perform or observe any other material covenant, term or condition of this Lease to be performed or observed by Tenant, and the failure continues for thirty (30) days after written notice thereof is given to Tenant, provided that, if Tenant commences to cure within such thirty (30) day period and continues to diligently until such cure is complete, then it shall not be an Event of Default hereunder that Tenant has not cured any breach within such thirty (30) day period.

                    17.          Landlord’s Remedies.  Upon the occurrence of any Tenant Event of Default, Landlord may, at its option, in addition to any other remedy or right it has hereunder, at law or at equity, do any one or more of the following:

                    (a)  Provided any notice to Tenant of an Event of Default shall specify the nature and extent of the default and anticipated manner of cure, and, further, such notice contains the words “SELF-HELP” in all capital letters, Landlord may perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease for which an Event of Default has occurred, the cost of which performance by Landlord, together with interest thereon at the rate of Prime Rate plus three percent (3.0%) per annum from the date of such expenditure, shall be payable by Tenant to Landlord upon demand.

                    (b)  Elect to terminate this Lease and the tenancy created hereby, and may thereafter reenter the Leased Premises, without further demand or notice and may remove Tenant and all other persons (if Tenant is still in possession) and property from the Leased Premises in accordance with applicable law, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby.

                    (c)  Exercise any other legal or equitable right or remedy which it may have.  Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.  The actual and reasonable costs and expenses incurred by Landlord (including, without limitation, attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be repaid to Landlord by Tenant upon demand.

                    (d)  Notwithstanding the foregoing, or anything in this Lease to the contrary, Landlord shall have an obligation to mitigate its damages in the event of a default hereunder by Tenant.

                    18.          Landlord Events of Default and Tenant Remedies.  The following shall be deemed a Landlord Event of Default: Landlord shall (a) fail to pay any sum or charge payable hereunder by Landlord and the same shall continue for a period of thirty (30) days after written notice thereof to Landlord, or (b) fail to keep, observe or perform any other covenant or obligation on the part of Landlord hereunder and the same shall continue for a period of thirty (30) days after receipt of written notice thereof to Landlord (provided, however, if Landlord has commence and is diligently pursuing the cure thereof, Tenant shall permit Landlord shall additional period of time as reasonable under the circumstances, not to exceed an additional thirty (30) days).  In the event of any Landlord Event of Default, Tenant may (i) cure any such default, including paying any such sums as may be reasonable necessary to so cure such default, and reduce the cost thereof, including interest thereon at the rate of Prime Rate plus three percent (3.0%) per annum from the date of such expenditure, from Rent next accruing hereunder, and/or (ii) pursue any remedies available to Tenant at law or in equity.

                    19.          Surrender.

                    (a)  Upon the expiration or sooner termination of this Lease, Tenant shall surrender to Landlord the Leased Premises, together with all other property permanently affixed to the Leased Premises (except trade fixtures), broom clean and in the same order and condition in which Tenant received them, the effects of ordinary wear and tear, casualty, condemnation and matters to be maintained or repaired by Landlord excepted.

                    (b)  Tenant shall, prior to the expiration of the Lease Term, remove all of Tenant’s furniture, belongings, trade fixtures, equipment, merchandise and other personal property from the Leased Premises. Any damage to the Leased Premises caused by such removal shall be repaired by Tenant prior to the expiration of the Term.

                    (c)  At Landlord’s option, if Tenant fails to remove such furniture, belongings, trade fixtures, equipment, merchandise and other personal property within thirty (30) days of the termination hereof, then the same shall be deemed the property of Landlord.

                    20.          Subordination and Non-Disturbance Agreement; Estoppel Certificate.

                    (a)  This Lease is and shall be subordinate to the lien of any existing mortgage encumbering the Leased Premises (the “Mortgage Lien”), including all advances made, or hereafter to be made, upon the security thereof.  As a condition to the commencement of Rent hereunder, Landlord shall obtain, for and on behalf of Tenant, from the holder of such existing Mortgage Lien, a non-disturbance agreement in the form attached hereto as Exhibit F-1 which provides that the rights of Tenant under this Lease (including rights of restoration) and the possession of the Leased Premises by Tenant shall not be disturbed so long as Tenant is not in default hereunder beyond any applicable notice and cure period.  In addition to the foregoing, Tenant hereby expressly agrees that Tenant will subordinate this Lease to the lien of any subsequent mortgage or similar security encumbrance against the Leased Premises provided any such mortgagee or prospective lien holder shall execute a non-disturbance agreement in the form attached hereto as Exhibit F-1.  If any proceedings are brought to enforce or for the foreclosure of the Mortgage Lien (or any subsequent lien to which Tenant has expressly subordinated its rights herein), then

Tenant, provided its rights under the Lease are not impaired and its possession is not disturbed, shall: (a) attorn to the lien holder during any period of enforcement or purchaser upon any sale resulting directly or indirectly from such proceedings; and (b) recognize the lien holder and/or purchaser as the case may be as landlord hereunder, and the said lien holder or any such purchaser shall accept such attornment from Tenant and recognize Tenant’s rights hereunder.

                    (b)  Within fifteen (15) days after a request by Landlord or Tenant, the other party shall execute and deliver an estoppel certificate in the form attached hereto as Exhibit F-2 certifying that the Lease is unmodified and in full force and effect, that no default or state of facts that may result in default exists, the commencement and expiration dates of this Lease and any renewal periods and/or options hereunder, and the date through which Rent has been paid.  Any such certificate may be conclusively relied upon by the party making such request; provided, however, nothing therein shall alter or modify the terms of this Lease.

                    21.          Covenant of Quiet Enjoyment.  Landlord covenants that it has all necessary right, title and interest in the Leased Premises to enter into this Lease and grant Tenant the rights herein.  Landlord agrees that if Tenant performs all the covenants and agreements herein provided to be performed by Tenant, Tenant shall, at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises.

                    22.          Mechanic’s Liens.  Tenant shall not suffer or give cause for the filing of any mechanic’s lien against the Leased Premises.  In the event any mechanic’s lien is filed against the Leased Premises or any part thereof for work claimed to have been done for, or material claimed to have been furnished to the Tenant, other than by, through or under Landlord, Tenant shall cause such mechanic’s lien to be discharged of record within thirty (30) days after filing by bonding or as provided or required by law or in any other lawful manner or shall provide evidence that the lien is being contested by proceedings adequate to prevent foreclosure of the lien, together with satisfactory indemnity (in an amount not less than one hundred fifty percent (150%) of the claimed lien) to Landlord within thirty (30) days after the filing thereof.  All liens suffered or caused by Tenant shall attach to Tenant’s interest only.  Nothing in this Lease shall be deemed or construed to constitute consent to, or request of, any party for the performance of any work for, or the furnishing of any materials to, Tenant, nor as giving Tenant the right or authority to contract for, authorize, or permit the performance of any work or the furnishing of any materials that would permit the attaching of a mechanic’s lien.  Tenant’s obligation to observe and perform any of the provisions of this Section shall survive the expiration of the term hereof or the earlier termination of this Lease.  Tenant shall immediately give Landlord written notice of the recording of any lien or other claim of and against the Leased Premises in connection with any work done by or at the direction of Tenant.

                    23.          Notices.  Any notice, demand, consent or waiver required or permitted to be given or served by either party to this Lease shall be in writing and shall be delivered in person or sent by nationally recognized overnight courier or United States certified or registered mail, return receipt requested, addressed to the other party as follows:

Landlord:	Outback Holdings, LLC
4763 Rosebud Lane
Newburgh, Indiana 47630
Attn: Managing Member

Tenant:	Shoe Carnival, Inc.
8233 Baumgart Road
Evansville, Indiana 47725
Attn: CEO

Any party may change its address for notice from time to time by serving notice on the other party as provided above.  The date of service of any notice properly served as herein required shall be the next business day after deposit with a nationally recognized overnight courier or three (3) business days after such notice is deposited in a post office of the United States Postal Service.

                    24.          Miscellaneous Provisions.

                    (a)  The parties hereto shall not record this Lease; provided, however, Tenant shall have the right to record a “Memorandum of Lease” in the form attached hereto as Exhibit F-3, the cost and expense of which shall be paid by Tenant.  Notwithstanding the foregoing, the parties expressly acknowledge that Tenant may be obligated to file this Lease in its entirety with the Securities and Exchange Commission, and to the extent required by rules, regulations and/or guidelines of the Securities and Exchange Commission, Tenant shall have the right and authority to so file this Lease as may thereby be required.

                    (b)  Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating between the parties hereto the relationship of principal and agent, partnership, joint venture, or any relationship other than the relationship of landlord and tenant.

                    (c)  The invalidity or unenforceability of any particular provision of this Lease shall not affect the other provisions, and this Lease shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

                    (d)  Each person executing this Lease represents and warrants that he has been duly authorized to execute and deliver this Lease by the entity for which he is signing, and this Lease is the valid and binding agreement of such entity, enforceable in accordance with its terms.

                    (e)  No waiver of any covenant or condition or the breach of any covenant or condition of this Lease shall be deemed to constitute a waiver of any subsequent breach of such covenant or condition or justify or authorize a non-observance upon any occasion of such covenant or condition or any other covenant or condition.  The acceptance of Rent by Landlord at any time when Tenant is in default of any covenant or condition (except payment of Rent) shall not be construed as a waiver of such default or Landlord’s right to terminate this Lease on account of such default.

                    (f)  This Lease and all of the terms and provisions hereof shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Landlord and Tenant except as otherwise expressly provided herein.

                    (g)  Whenever in this Lease a singular word is used, it shall also include the plural wherever required by the context and vice versa.  All indemnities set forth herein shall survive the expiration or earlier termination of this Lease for a period of one (1) year. The captions of this Lease are for convenience only and do not in any way limit or alter the terms and conditions of this Lease.  All references in this Lease to periods of days shall be construed to refer to calendar, not business, days, unless business days are specified.

                    (h)  This instrument contains the entire agreement between the parties hereto with respect to the subject matter hereof.  All representations, promises and prior or contemporaneous undertakings between such parties are merged into and expressed in this instrument, and any and all prior agreements between such parties are hereby cancelled.  The agreements contained in this instrument shall not be amended, modified, or supplemented except by a written agreement duly executed by both Landlord and Tenant.

                    (i)  This Lease shall be governed by and construed in accordance with the laws of the State of Indiana.

                    (j)  In the event that any proceeding or litigation is commenced by either party to enforce the terms of this Lease, then the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and court costs incurred in connection with such proceeding or litigation.

                    (k)  The parties hereto hereby agree and consent that the exclusive, proper and preferred venue and personal jurisdiction for and of any claim or cause of action concerning this Lease shall lie in the Vanderburgh County, Circuit or Superior Courts, Evansville, Indiana, or in the United States District Court for the Southern District of Indiana for purposes of disputes concerning or arising under, and enforcement of, this Lease.

                    (l)  Landlord and Tenant warrant and represent to each other that they have not had any dealings with any real estate brokers or agents in connection with the negotiation of this Lease.  The parties expressly acknowledge that Evan Beck, who is affiliated with Landlord, is a licensed broker/agent in the State of Indiana, but will not receive a commission or similar fee in connection with this transaction.  Each agrees to indemnify and hold the other harmless from any cost, expense, or liability (including reasonable attorney’s fees) for any compensation, commissions, or other charges claimed by any real estate broker or agent employed or claiming to represent any party, respectively, in connection with the negotiation of this Lease.

                    (m)   Except to the extent permitted by subpart (a) above, and except for any construction documents, Landlord shall hold in strictest confidence this Lease and all documents, data and information obtained from Tenant in connection with this Lease, whether obtained before or after the date of execution hereof; provided, however, Landlord may disclose this Lease and such documents, data and information to any existing or prospective mortgagee of the Leased Premises and/or prospective purchaser of the Leased Premises, and to its accountants, attorneys and consultants to the extent required to perform any of its obligations hereunder or otherwise require the enforcement hereof.  In the event of a breach by Landlord of this covenant, Tenant shall be entitled to immediate injunctive relief restraining Landlord from disclosing, in whole or in part, such confidential information, and to any and all remedies available at law or in equity for such breach.

                    (n)  Nothing in this Lease shall be construed to impose an obligation on Tenant to continuing operating within the Leased Premises; provided, however, in the event Tenant shall cease operations within the Leased Premises, Tenant shall continue to pay all Rent and perform all obligations hereunder as and when the same shall accrue.

                    (o)  The term “force majeure” as used in this Lease shall mean any event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, loss of key personnel necessary in the performance of material obligations, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or any other reason of a like nature not the fault of the party delayed in performing work or doing any act required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay, not to exceed fifteen (15) days in each instance.  Notwithstanding the foregoing, the benefit of force majeure to delay the Scheduled Completion Date and/or each Partial Completion Date, as the case may be, shall be not be effective unless Landlord shall notify Tenant of such force majeure within two (2) business days after the occurrence.

                    25.          Indemnity.

                    (a)  Tenant shall indemnify and save harmless Landlord against and from (i) any and all claims against Landlord of whatever nature arising from any negligence or intentional misconduct of Tenant, its contractors, licensees, agents, servants, and employees, (ii) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to property of any person and occurring during the Lease Term on the Leased Premises, arising from any negligence or intentional misconduct of Tenant, its contractors, licensees, agents, servants, and employees.  This indemnity and hold harmless covenant shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature incurred in connection with any such claim or proceeding brought thereon, and the defense thereof by the Landlord including attorneys’ fees.  This indemnity and hold harmless covenant shall survive the termination of this Lease for a period of one (1) year for acts or omissions alleged to have occurred during the Lease Term and for any period of time prior to the commencement of the Lease Term during which Tenant was given access to the Leased Premises.

                    (b)  Landlord shall indemnify and save harmless Tenant against and from (i) any and all claims against Tenant of whatever nature arising from any act, omission or negligence of Landlord, its contractors, licensees, agents, servants, and employees, (ii) all claims against Tenant arising from any accident, injury or damage whatsoever caused to any person or to property of any person and occurring on the Leased Premises, arising from any act, omission or negligence of Landlord, its contractors, licensees, agents, servants, and employees, (iii) all claims against Tenant arising from any accident, injury or damage occurring outside of the Leased Premises, but where such accident, injury or damage results or is caused by an act of omission of Landlord, its contractors, licensees, agents, servants, employees, invitees and/or visitors, and (iv) any breach, violation or non-performance of any of the terms, covenants and conditions contained in this Lease on the part of Landlord to be fulfilled, kept, observed and performed.  This indemnity and hold harmless covenant shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature incurred in connection with any such claim or proceeding brought thereon, and the defense thereof by the Tenant including attorneys’ fees.  This indemnity and hold harmless covenant shall survive the termination of this Lease.

                    26.          Triple Net Lease.  This Lease shall be deemed and construed to be an absolute triple net Lease, and except to the extent that any costs imposed on or to be incurred by Tenant hereunder are expressly limited, Tenant shall pay all charges, assessments, impositions, expenses, and obligations of every kind relating to the Leased Premises which may arise or become due during the Lease Term, including but not limited to all Common Expenses imposed on Landlord pursuant to the Declaration (as such term is defined in the Declaration), all of which shall be paid by Tenant prior to the last date on which Tenant may pay the same without incurring penalties or interest, unless otherwise expressly stated herein.

                    27.          Right of First Refusal.  Tenant shall have the right of first refusal to purchase the Leased Premises as hereinafter set forth.  If at any time during the Lease Term, including any Renewal Term, Landlord shall receive a bona fide offer from a third party for the purchase of the Leased Premises, which offer Landlord shall desire to accept, Landlord shall promptly deliver to Tenant a copy of such offer, and Tenant may, within fifteen (15) days thereafter, elect to purchase the Leased Premises on the same terms as those set forth in such offer, excepting that Tenant shall be credited against the purchase price to be paid by Tenant a sum equal to the amount of any brokerage commissions, if any, which Landlord shall save by a sale to Tenant.  If Landlord shall receive an offer for the purchase of the Leased Premises that is not consummated by delivering a deed to the offeror, the right of first refusal to purchase shall remain applicable to subsequent offers.  If Landlord shall sell the Leased Premises after a failure of Tenant to exercise its right of first refusal, such sale shall be subject to the Lease and the right of first refusal shall continue to be applicable to subsequent offers to purchase and/or sales of the Leased Premises.  Notwithstanding the foregoing, the right of first refusal shall not apply or extend to any sales or transfers between Landlord and any affiliates in which the principals of the Landlord are the majority shareholders, to any family trusts, or to the heirs of the principals of Landlord.

                    28.          Option to Purchase. The Tenant shall have the option to purchase (the “Option to Purchase”) the Leased Premises as hereinafter set forth.

                    (a)  Option Term:  The Option to Purchase period commences at the beginning of the second (2nd) Lease Year and shall expire at the end of the tenth (10th) Lease Year.

                    (b)  Option Real Estate: The Option to Purchase only includes the initial Lease Premises, including the Real Estate and Building more particularly described in Section 1 of this Lease as a building consisting of approximately sixty thousand (60,000) square feet and all improvements located on lots D4, D5, D6 & D7 in Cross Pointe Commerce Center in Vanderburgh County, Indiana.

                    (c)  Notice Required to Exercise Option: To exercise the Option to Purchase, the Tenant must deliver to the Landlord written notice (the “Option Notice”) of the Tenant’s intent to exercise the Option to Purchase, together with a good faith deposit in the amount of Fifty Thousand Dollars ($50,000.00) (the “Option Deposit”). The Option Notice must specify a confirmed closing date, which shall be no later then ninety (90) days after Landlord’s receipt of written notice.  If tenant fails to close by the closing date set forth in its Option Notice, then the Option to Purchase is null and void unless Landlord and Tenant have agreed in writing to extend the closing date.

                    (d)  Exclusivity of Option:  (A) This Option to Purchase is exclusive and non-assignable and exists solely for the benefit of the Tenant or its permitted assignees as specified in Section 11 of the Lease. (B) Provided Landlord has delivered to Tenant written notice of any offer to purchase as described in Section 27 above, this Option to Purchase shall become null and void in the event the Landlord has transferred title of the Leased Premises to an unrelated third party and Tenant elected to not exercise its Right of First Refusal in the Lease.

                    (e)  Closing and Settlement: Landlord shall determine the title company at which settlement shall occur and shall inform Tenant of this location in writing. Tenant agrees that closing costs in their entirety, including any points, fees, and other charges required by a third-party lender, shall be the sole responsibility of Tenant. The only expense related to closing costs born by the Landlord shall be the preparation of the warranty deed, title search and update and any lien releases.

                    (f)  Financing Availability: Landlord makes no representations or warranties as to the availability of financing regarding this Option to Purchase. Tenant is solely responsible for obtaining any financing in order to exercise this option.

                    (g)  Purchase Price: Any such sale shall be as-is, without representations or warranties of any kind except that Landlord shall have present authority to convey and shall have as of the closing good and marketable fee simple title to the Lease Premises free of all monterary liens and ecnumbrances. The total purchase price for the Leased Premises shall be calculated as follows:

The purchase price shall be the greater of; A) one hundred-ten percent (110%) of the appraised value as determined by an appraisal specialist described below or; B) Eleven Million Nine Hundred-Twenty Thousand Dollars ($11,920,000.00).

The Tenant shall have the right to order a formal written appraisal of the Leased Premises which shall be performed by a certified and licensed appraisal specialist in the State of Indiana, who shall have no less than ten (10) years of experience in appraising office and commercial properties. Landlord shall have the right to obtain its own appraisal of the Leased Premises, and in the event the appraisal performed by Landlord shall be more than one percent (1%) higher than that obtained by Tenant, the appraised values shall be averaged and the purchase price shall be the average of the appraised values.

                    (h)  Commission: No real estate commissions or any other commissions shall be paid in connection with the Option to Purchase and closing thereof.

                    (i)  Remedies Upon Default: If Tenant exercises the Option to Purchase and fails to close on the scheduled closing date , Landlord’s sole and exclusive remedy shall be to terminate the Option to Purchase and receive as liquidated damages the Option Deposit.  If Landlord shall fail to convey the Leased Premises to Tenant on the closing date, Tenant shall have the right to specific performance of this Lease and the Option to Purchase, in addition to recovery of all costs and expenses incurred by Tenant in connection therewith.  Notwithstanding anything in this Lease to the contrary, if there shall be a Tenant Event of Default which is not cured within the applicable notice and cure periods, Landlord shall have the right, in addition to any other remedies available to Landlord pursuant to the terms of this Lease, to terminate this Option to Purchase by giving written notice of the termination.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

[Signatures on following page]

                    IN WITNESS WHEREOF, the parties have executed or caused the execution of this Lease by their respective officers duly authorized as of the day and year first above written.

LANDLORD:		TENANT:

OUTBACK HOLDINGS, LLC an Indiana limited liability company		SHOE CARNIVAL, INC., a Indiana corporation

By:	/s/ Evan L. Beck	By:	/s/ W. Kerry Jackson

Printed:	Evan L. Beck	Printed:	W. Kerry Jackson
Title:	Manager	Title:	Executive Vice President

Exhibit A

That certain tract of land being approximately 8.66 acres and being a part of the property identified by Tax Parcel Identification Number: 04-050-06-019-004 (The legal description below shall be updated within sixty (60) days after lease execution and shall replace this Exhibit A attached to the Lease; no formal amendment shall be required and the parties agree that the legal description, when prepared, shall be slip-sheeted into the fully executed Lease).

All of on Lots D4, D5, D6 & D7 in Cross Pointe Commerce Center in Vanderburgh County, Indiana, as shown on that certain plat of Cross Pointe, Section ___, Plat Book ___, Page ___, containing approximately 8.66 acres.

Exhibit A-1

[Site Plan]

Exhibit B

[Permitted Exceptions]

As exerpted from Commonwealth Land Title Insurance Company (the “Company)
Commitment No. 824-620
File No. 2412.999
Effective Date: March 31, 2006
Including Endorsements issued on May 19, June 2 and June 12, 2006 as referenced below.

Schedule B-Section 2

Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company:

1.

Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.	Rights or claims of parties other than Insured in actual possession of any or all of the property.

3.	[Deleted by subsequent endorsment dated May 19, 2006]

4.	Unfiled mechanics’ or materialmen’s liens.

5.

The lien of real estate taxes assessed for 2005, due and payable May 10, 2006 and November 10, 2006, in semiannual installment amounts of $361.07 (Knight Out Township Tax Code #04-050-06-019-004), and taxes for all subsequent years.  The assessed valuation of the Real Estate for tax purposes is as follows:  Land - NR$43,100.00.  NOTE:  This tax code includes property not a part of the Real Estate.

NOTE:

The Tax Code numbers shown are provided for information only and the Company does not commit to guarantee or to insure their accuracy or completeness.  Therefore, if these numbers are important to the proposed insured, they should be independently verified.

6.	Real estate taxes assessed for 2006, due and payable May 10, 2007 and November 10, 2007, in semiannual installment amounts that are not yet fixed, became a lien March 1, 2006.

7.	No guaranty or other assurance is made as to the accuracy of the property tax information contained herein.

8.

Pursuant to I.C. 6-1.1-9-4 the Real Estate may be assessed or its assessed value may be increased for this or a prior year if the notice required by I.C. 6-1.1-9-1 is given within three (3) years after the assessment date.  To the extent that the Real Estate receives any additional or increased assessments and the proposed insured is required to pay additional real estate taxes, the policy to be issued does not insure against such loss.

9.	The lien of assessments for work upon East Side Urban Ditch (#015) for the year 2006 in semiannual installment amounts of $29.86 (unpaid), and all subsequent years.

10.	Legal drains and ditches.

11.

Restrictions and protective covenants imposed with respect to the subdivision of the Real Estate, including those recorded October 24, 2000, in Miscellaneous Drawer 6, Card 4333, but which do not provide for forfeiture or reversion in the event of a violation.

12.	Building restrictions and set-back lines as contained in the restrictions listed above and as shown on the recorded plat of the subdivision.

13.	All notices and caveats endorsed upon the plat of the subdivision to be recorded. [Amended per endorsment dated May 19, 2006]

14.

Easements and rights-of-way for streets, roadways, alleys, utilities, and drainage as contained in the restrictions listed above and as shown on the plat of the subdivision to be recorded or apparent from an examination of the Real Estate. [Amended per endorsment dated May 19, 2006]

15.	[Deleted per subsequent endorsement dated June 2, 2006]

16.

Easements and rights-of-way for streets, roadways, alleys, utilities and drainage as shown on the ALTA survey made by Bret Alan Sermersheim, IN Reg. No. LS20200009, dated April 27, 2006. [Amended per endorsment dated May 19, 2006]

17.	The following easement grants:

a.

dated July 7, 1999, record May 18, 1931, in Deed Record 168, page 492 in favor of Missouri-Kansas Pipe Line Company, which easement was ultimately assigned to Southern Indiana Gas and Electric Company by the instrument recorded March 9, 1965, in Deed record 382, page 456, as supplemented by the instrument recorded February 26, 1992, in Miscellaneous Drawer 3, Card 7630 and given a specified width in an affidavit recorded as Instrument No. 2006R00006366; and [Amended per endorsment dated June 12, 2006]

	b.	dated August 18, 1955, recorded September 12, 1955, in Deed Record 377, page 59 in favor of Texas Gas Transmission Corporation.

	c.	recorded in Deed Drawer 10, Card 2411 in favor of Cross Pointe Signs LLC to run for a term of 20 years (June 17, 2016). [Added per endorsment dated June 12, 2006]

18.	[Deleted per subsequent endoresement dated June 2, 2006]

19.	[Deleted per subsequent endoresement dated June 2, 2006]

20.	[Deleted per subsequent endoresement dated June 2, 2006]

21.	[Deleted per subsequent endorsement dated May 19, 2006]

Exhibit C

[Preliminary Plans]

•	[Building Elevations]
•	[Floor Plan]
•	[Geometric Site Plan]

Exhibit D

[Specifications]

HEADQUARTERS SPECIFICATIONS

All Items of work, and expenditures therefor, not specifically identified as the responsibility of Shoe Carnival (as TENANT) herein, shall be furnished and installed by LANDLORD, at its sole cost and expense, with no caps on cost.  All of LANDLORD’S work herein identified, and as more particularly or generally described in the Lease, shall be installed in accordance with (I) The terms of this Lease, (II) All governing codes, laws and regulations, and (III) All applicable design, construction and labor standards.

Project Overview

Tenant	Shoe Carnival, Inc.

Contractor	Woodward Development & Construction, Inc. (WDCI)

Owner	Outback Properties, LLC (A Woodward entity)

Schedule	Construction will begin July of 2006 and be completed by March 1, 2007

Location	Lots D4 – D7 at Cross Pointe Commerce Center

Square Feet	60,000 SF

Site Development Specifications

1.	Site work, including parking and sidewalks, to be per Cross Pointe Commerce Center Design Guidelines and Protective Covenants C & D Lots book

2.	Berm is approximately 550’ North to South and 500’ East to West. Approximately 10’ tall with trees and plantings to significantly hide the apartment buildings

3.	Patio will be up to 6,000 SF of stamped concrete with color stain and integrated with the site landscaping and exterior lighting

4.	Asphalt walking path to be built around retention pond within the 10’ wide area as defined by the Vanderburgh County ordinance

5.	Gazebo with pad and a generator enclosure to be built in locations as shown on the Exhibit C site plan

6.	Site Landscaping to be per Cross Pointe Commerce Center Design Guidelines and Protective Covenants C & D Lots book

7.	Fountain with lighting to be located in the storm water detention/retention pond

Architectural Design

1.	Owner to provide all architectural and site engineering design

2.	Work directly with Shoe Carnival, Architects, and Engineers to design

3.	Insure all code, zoning, and building requirements are met and provide necessary variance for parking

4.	Owner to assist Shoe Carnival in any sign variance and permitting

5.	Provide all construction documents and specifications to Shoe Carnival for approval by September 1, 2006

6.	Secure all State and Local permits

7.	WDCI to be the General Contractor with full time Supervision on-site to insure top quality construction

8.	Review and coordinate all construction drawings

9.	Provide Certificate of Occupancy upon substantial completion of project

10.	Provide preliminary elevations and rendering of facility by June 30, 2006

11.	Provide final elevations and rendering of facility by July 21, 2006

12.	At project completion, submit three (3) sets of as-built drawings and electronic record files

Features by Shoe Carnival

1.	Security System and wiring

2.	Data Center UPS, fire suppression, generator, and all specialized equipment and specialized HVAC systems and integrations as specified in Headquarters Data Center section below in this Exhibit

3.	Computer System, Wiring, and Equipment

4.	Audio Visual System and wiring and integration

5.	Phone System and wiring

6.	Special Lighting not identified in the specifications attached hereto as Exhibit D

7.

Building Signage provided, however, LANDLORD shall provide for approval of such signage pursuant to the declaration and any Association requirements. Landlord shall provide electrical source(s) for such signage

8.	Movable Walls in Vendor Meeting Room areas and Human Resource Conference Room

9.	All vending machines

10.	Kitchen appliances including, but not limited to, microwaves, ice makers, and refrigerators

11.	Furniture, Fixtures, and Displays, except those designated in this Exhibit D as being provided by LANDLORD

12.	All window treatments

Features by Owner

•	Exterior

1.	Exterior to be utility brick, color to be approved by Shoe Carnival

2.	Exterior wall insulation to provide factor of R-13 value

3.	Building to have Pilkington Blue Tint Glass or equivalent as approved by Shoe Carnival

4.	Exterior glass framing in standard color to be approved by Shoe Carnival

5.	Butler MR-24 standing seam roof with a minimum insulation factor of R-19

•	Interior

1.	Three stairwells

	•	Center stairwell – 5’ wide with carpet, ceramic tile, and decorative handrails

	•	End stairwells – 5’ wide with raised design rubber tile or carpet and steel handrails

2.	2’ x 2’ radar ceiling tile

3.	6” batt insulation above drop ceilings throughout facility

4.	Ceiling height to be as follows:

	a.	Approximately 9’10 in Main Break Room, Vendor Meeting Rooms, and Open Areas

	b.	Approximately 8’10 in Offices, Conference Rooms, Specialty Rooms

5.	Office walls to have R-11 insulation

6.	Six Vendor Meeting Rooms to have slat walls on fixed wall

7.	Custom Reception desk and display areas as approved by Shoe Carnival

8.	Frosted glass in Conference Rooms off of Reception Area

9.	Railing above Reception Area to be either decorative metal or painted with stained wood rail cap

10.	Cabinets and counters in Kitchenette Areas and Work Rooms

11.	15 Light true divided stained wood doors

12.	Floor covering and wall covering applied in areas as per Exhibit C

13.

Floor covering includes minimum of 26 oz per square yard not to exceed 28 oz per square yard branded carpet with 100% solution dyed nylon, 12 x 12 ceramic tile, 12 x 12 vinyl tile, tile and vinyl base, and carpet base.  Shoe Carnival has option of direct purchasing floor covering.

14.	Double metal doors in the Mailroom

15.

Passenger Elevator is 2500 lb weight capacity.  Platform is 6’-8” x 4’-3”.  Interior finish is plastic laminate and has stainless steel handrails.  Ceiling has egg crate air return and florescent lights.  Flooring is ceramic tile.

16.	Material Handling Lift with 5’ x 5’ platform with up to 500 lbs of weight capacity

17.	Structural framing and painted finished drywall for movable walls being installed by Shoe Carnival in the Vendor Meeting Rooms and Human Resources Conference Room

18.

Media Room to have platforms, double 15 light true divided stained wood entry doors, tray ceiling, framed and drywall corner media wall, use of 2’ x 2’ parabolic fixtures, can lights, and eye lights with dimmers as specified in Exhibit C-1

19.	Camera Room to have no drop ceiling, walls finished and painted to deck

• Floor to joists height to be a minimum of 14’

• Floor to deck height to be a minimum of 15’

•	Executive Area

1.	Executive Balcony with colored and stamped concrete flooring

2.	Executive Area glass walls to be floor to ceiling with matching stained wood framing as per Exhibit C-1

3.	Executive Area carpet level 1 upgrade

4.	Executive Area to have wood base, chair molding, and crown molding; stained to match solid, 15 true divided glass, or matching glass doors

5.	Sound Proofing materials and construction techniques in Executive Area which include walls built to deck, sound board installed in between dry wall, and insulated

6.	Board Room cabinets to be approved by Shoe Carnival and LANDLORD

7.	Executive Area to have the use of 2’ x 2’ parabolic fixtures, can lights, and eye lights with dimmers as specified per Exhibit C-1

8.	Minimum of 28 oz per square yard up to 30 oz per square yard branded carpet with 100% solution dyed nylon

9.

Executive Restroom to have one (1) Shoe Carnival approved Kohler floor mounted water closet, one (1) urinal, a 48” solid surface counter including sink, custom mirror, and floor to ceiling ceramic tile

Parking

1.	Minimum 220 car spaces

2.	4” of paving on 6” of compact processed stone base shall be provided at all car parking and driveway areas

3.	Striping and handicap signage as per code

Electrical

1.	Provide power and telephone conduits as required to extend utility services to the building

2.	Provide wiring, fixtures, and devices as per code and Exhibit C-1

3.	Floor boxes and conduits; Placement as approved by Shoe Carnival

Lighting

1.	Lights to be 2’ x 4’ parabolic fixtures throughout

2.	Executive Area, Board Room, Reception, and Media Center to also have the use of 2’ x 2’ parabolic fixtures, can lights, and eye lights with dimmers as per Exhibit C-1

3.	Exterior lighting to be per Cross Pointe Commerce Center Design Guidelines and Protective Covenants C & D Lots book and to include lighting for walking path and lake

HVAC

1.	HVAC system to be designed and engineered to provide commercially reasonable ambient conditions including zoning, balancing, and range controls in all offices

2.	HVAC system must meet approval of Shoe Carnival

Plumbing

1.	6” gravity sewer main

2.	2” water service to building

3.	8” fire main to building

4.	Fixtures to be Kohler, Delta, or equivilant stainless steel as per Exhibit C-1

5.	Water closets to be floor mounted with flush valve

6.	Lavatory sinks are drop in type porcelain with laminate counter top

7.	Floor to ceiling ceramic tile

8.	Standard color partitions to be selected by Shoe Carnival

Sprinkler System

1.	As per design to be approved by State

Headquarters Data Center

•	Dimensions:

1.	19’ x 38’ with 10’ drop ceiling 4-6’ clearing to 2nd floor for Data Center

2.	19’ x 13’ with 10’ drop ceiling 4-6’ clearing to 2nd floor for Development Lab

•	Electrical:

1.	200 AMP Power Service Panel to feed UPS and sub panel fed by UPS’s for all infrastructure equipment (network switches in IDF’s).

2.

UPS System: APC InfraStruXure Symmetra PX 30kW Scalable to 80kW N+1 and XR Battery Enclosure, 208V w/ Bypass and Distribution.  The solution will also be installed with environmental monitoring, temperature and humidity sensors.  Shoe Carnival to purchase and install.

3.	All power feed from ceiling

4.	Provide power and telephone conduits as required to extend utility services to the Data Center

5.	Data Center: 12 Dual 20 amp receptacles in wall (8foot apart; 4 on each 39’ wall; 2 on each 19’ wall). 1 Quad 20 amp receptacle in wall near Service door.

6.	Development Lab: 12 Dual 20 amp receptacles in wall (8foot apart; 2 on each 19’ wall; 1 on each 13’ wall).

7.

Diesel Generator is required to support minimum up-time while reducing UPS equipment in Data Center.  Generator System: 200KW 3Ph Diesel Genset 208V 60Hz Emissions Compliant.  Shoe Carnival to purchase and install.

•	HVAC:

1.

APC in-rack precision cooling system will be used to cool the IT equipment.  Facility HVAC will be used to cool the room, and will be integrated with the Fire Suppression system to damper all cooling vents and returns if a fire event is detected.  The APC Cooling System will also be installed with environmental monitoring, temperature and humidity sensors.  Shoe Carnival to purchase, integrate, and install the APC Cooling System and Fire Surpression System.

2.	Facility HVAC to maintain room’s temperature and humidity to office standards.

3.	Facility HVAC to have separate zone capable of shutting off damper to Data Center.

•	Fire Suppression:

1.

Low Pressure FM200 Fire Suppression system or equivalent, will be installed in the Mechanical Room beside the Data Center and integrated with the Facility HVAC system.  Shoe Carnival to purchase and install.

2.	Fire Suppression to be integrated into Facility HVAC to provide required damper closing.

•	Security:

1.	Any security systems will be provided by Shoe Carnival

•	Floor:

1.	Non-Raised Floor

2.	Laminated tile or equivalent with anti-static qualities is the required floor material. Floor should be sealed to reduce the potential for loss of humidity and reduce dust contamination.

•	Wall:

1.

To be constructed from floor to deck with openings required for Electrical, HVAC, Fire Suppression, and Security being caulked to minimize contamination.  A vapor barrier to be installed to restrain moisture migration.  The interior walls to be painted with two coats of fire-retardant paint.  The paint may be either gloss or flat latex.

•	Ceiling:

1.	Drop Ceiling consisting of grid system with 2x4 lay-in vinyl covered acoustical tiles or equivalent.

2.	The minimum ceiling height from the finished floor to the drop ceiling must be no less than 9 feet with 10 feet is preferred.

•	Doors/Windows:

1.

The Service doors must be no less than 72” wide and 84” in height. It must not have a doorsill or centerpost.  The Main door shall be a minimum of 36” wide and 84” in height with reinforced wire in window pane.  All doors shall be full-opening and self-closing.  All doors must meet 2hr fire-code or fire codes relevant to its location

•	Lighting:

1.	Provide a minimum of twelve (12) 2 x 4 florescent 40 watt fixtures.

2.	Must consist of florescent lighting or equivalent.

•	Other:

1.	No water or drain pipes should be routed above the Data Center.

2.	Emergency room lighting to be integrated into the UPS by Shoe Carnival.

Exhibit E

[Intentionally Deleted]

Exhibit F-1

[Form of Subordination, Non-Disturbance and Attornment Agreement]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made and entered into this ___ day of _____________, 200__, by and between SHOE CARNIVAL, INC. (“Tenant”), ________________________________ (“Landlord”) and _______________________________ (“Lender”).

RECITALS:

          WHEREAS, Tenant and Landlord executed a Lease (“Lease”), dated ________________, covering certain premises located at _______________________________ (“Property”), a description of which is attached hereto as Exhibit “A” to this Agreement; and

          WHEREAS, Landlord has executed a _____________________ (“Mortgage”) dated __________ and recorded on ____________ at Book _____, Page ______, of the ________________ County Register of Deeds [Land Records], in favor of Lender, and payable upon terms and conditions described therein; and

          WHEREAS, it is a condition to the Lease that Lender shall agree not to disturb Tenant’s leasehold interest under the Lease; and

          WHEREAS, the parties hereto desire to assure Tenant’s continued possession and control of the premises located at the Property upon the terms and conditions of the Lease.

          NOW, THEREFORE, for and in consideration of the mutually dependent covenants herein and other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged by the parties, the parties hereto do hereby agree as follows

AGREEMENT:

          1.          Tenant hereby agrees and confirms that the Lease is and shall be subject and subordinate to the Mortgage, including all renewals, modifications, consolidations, replacements and extensions thereof, and all future advances made thereunder.

          2.          Lender hereby agrees and confirms that should Lender become successor landlord of the Property during any period of enforcement of rights under the Mortgage, or the owner of the Property, or should the Property be sold by reason of foreclosure, or other proceedings brought to enforce the Mortgage which encumbers the Property, or should the Property be transferred by deed in lieu of foreclosure, or should any portion of the Property be sold under a trustee’s sale, the Lease shall be and continue in full force and effect as a direct lease between Tenant and Lender or the then owner of the Property covered by the Mortgage, upon and subject to all of the terms, covenants and conditions of the Lease, and for the balance of the term thereof remaining, including any and all extensions and renewals thereof and therein provided.  In the event Lender’s actions under the laws of the jurisdiction in which the Property is located would result in the automatic termination of the Lease, Lender covenants and agrees to enter into a replacement lease with Tenant upon the same terms and conditions as the Lease.

Tenant does hereby agree to attorn to Lender or to any transferee of Lender as owner of the Property and as its landlord under and in accordance with the terms of the Lease, and Lender hereby agrees that it (or its transferee) shall accept such attornment.

          3.          Notwithstanding the foregoing, Lender shall not be (a) liable to Tenant for any default of Landlord under the Lease unless Lender shall have been provided written notice of such default and a reasonable opportunity to cure the same prior to the date on which Lender shall initiate any enforcement action or foreclosure; provided, however, Lender shall have no less than thirty (30) days to cure such default after Tenant delivers notice to Lender of such continuing default, unless such default is of a nature to reasonably require more than thirty (30) days to cure, and then Lender shall be permitted such additional time as is reasonably necessary to effect such cure, provided Lender is diligently and continuously pursuing to cure such default; (b) subject to any offsets or defenses which have accrued prior to the date of such enforcement action or foreclosure, unless Tenant shall have delivered to Lender written notice of the default which gave rise to such offset or defense prior to the date of foreclosure and permitted Lender a reasonable opportunity to cure such default as permitted under the Lease; (c) bound by any rent that Tenant may have paid under the Lease more than one month in advance; or (d) responsible for the return of any security deposit delivered by Tenant to Landlord under the Lease and not subsequently received by Lender.

          4.          If Lender sends written notice to Tenant to direct its payment of rent and/or other sums coming due under the Lease directly to Lender, instead of Landlord, then Tenant agrees to follow the instructions set forth in such written instructions and to deliver rent to Lender; however, Landlord and Lender agree that Tenant shall be credited under the Lease for any rent payments sent to Lender pursuant to such notice and Tenant shall be held harmless from and against any claims by Landlord for such sums paid to Lender.

          5.          All notices which may or are required to be sent under this Agreement shall be in writing and shall be sent by first-class certified U.S. mail, postage prepaid, return receipt requested, and sent to the party at the address appearing below, or such other address as any party shall hereafter inform the other party by written notice as given as set forth above:

Tenant:	Shoe Carnival, Inc.

Evansville, IN
Attn: ________________

Landlord:

Lender:

All notices delivered as set forth above shall be deemed received on the earlier of: (a) the actual date of receipt as evidence by the signed receipt, or (b) three business days after such notice is deposited in the U.S. mail.

          6.          Notwithstanding the foregoing or anything herein to the contrary, the Mortgage shall in no way encumber or subject to any lien or charge the personal property, fixtures, trade fixtures, furnishings, inventory, equipment or other property of Tenant located on or used within the Property.

          7.          This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any subsequent owner of the Property secured by the Mortgage.

          8.          Should any action or proceeding be commenced to enforce any of the provisions of this Agreement, the prevailing party in such action or proceeding shall be awarded, in addition to any other the relief it may obtain, its costs and expenses, including reasonable attorney’s fees, incurred in connection therewith. This Agreement shall be governed by the laws of the state in which the Property is located.

          9.          Lender hereby agrees and confirms that Tenant shall not be joined as a party or defendant in any action or proceeding which may be instituted or taken by reason of any default by Landlord in the performance of the terms, covenants, conditions and agreements set forth in the Mortgage.

          10.          The provisions of this Agreement shall be self-operative, without any need to execute further documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Non-Disturbance Agreement to be executed the date and year first above written.

TENANT:	SHOE CARNIVAL, INC.

BY:

ITS:

LANDLORD:

BY:

ITS:

LENDER:

BY:

ITS:

[Acknowledgement of Tenant]

STATE OF INDIANA	)
) SS:
COUNTY OF VANDERBURGH	)

          On this ___ day of _______________, 200__, before me, the undersigned Notary Public in and for said County and State, personally appeared ______________, as the ____________ of Shoe Carnival, Inc., an Indiana corporation, and after first being duly sworn or affirmed, executed the foregoing instrument on behalf of said corporation for the purposes therein expressed.

          In witness whereof, I have set my hand and official seal the day and year last above written.

Notary Public Signature
Printed Name: ___________________________
My Commission Expires: __________________

[Acknowledgment of Landlord]

STATE OF _________________	)
) SS:
COUNTY OF _______________	)

          On this ___ day of _______________, 200__, before me, the undersigned Notary Public in and for said County and State, personally appeared                               , as the                               of                               , a(n)                               (corporation/limited partnership/etc.), and after first being duly sworn or affirmed, executed the foregoing instrument on behalf of said                      for the purposes therein expressed.

          In witness whereof, I have set my hand and official seal the day and year last above written.

Notary Public Signature
Printed Name: ___________________________
My Commission Expires: __________________

[Acknowledgment of Lender]

STATE OF _______________	)
) SS:
COUNTY OF _______________	)

          On this ___ day of _______________, 200__, before me, the undersigned Notary Public in and for said County and State, personally appeared                               , as the                                of                               , a(n)                               (corporation/limited partnership/etc.), and after first being duly sworn or affirmed, executed the foregoing instrument on behalf of said                      for the purposes therein expressed.

          In witness whereof, I have set my hand and official seal the day and year last above written.

Notary Public Signature
Printed Name: ___________________________
My Commission Expires: __________________

EXHIBIT “A”
TO
NON-DISTURBANCE AGREEMENT

LEGAL DESCRIPTION OF PROPERTY

That certain tract of land being approximately 8.66 acres and being a part of the property identified by Tax Parcel Identification Number: 04-050-06-019-004 (The legal description below shall be updated within sixty (60) days after lease execution and shall replace this Exhibit A attached to the Lease; no formal amendment shall be required and the parties agree that the legal description, when prepared, shall be slip-sheeted into the fully executed Lease).

All of on Lots D4, D5, D6 & D7 in Cross Pointe Commerce Center in Vanderburgh County, Indiana, as shown on that certain plat of Cross Pointe, Section ___, Plat Book ___, Page ___, containing approximately 8.66 acres.

Exhibit F-2

[Form of Estoppel Certificate]

ESTOPPEL CERTIFICATE

Date:	______________

To:	______________ (“Certificate Holder”)
______________
______________
______________

From:	Shoe Carnival, Inc.
_______________
Evansville, IN ________

Re:

Lease (“Lease”) dated ________________ between Shoe Carnival, Inc., as Tenant, and _________________, as Landlord, for premises located in ______________________________________________________ (“Premises”)

Dear Sir or Madam:

The undersigned hereby certifies to the Certificate Holder that, to the best of the undersigned’s actual knowledge:

1.	The Lease is in full force and effect and has not been amended or modified except as set forth in Exhibit “A” to this Estoppel Certificate.

2.

The Commencement Date of the Lease was ________________. Rent during the original Lease Term of the Lease is $__________ annually (Lease Years 1 – 10) and $__________ annually (Lease Years 11 – 15).  The Lease is a “triple net” Lease as such term is commonly defined, and except for such costs expressly excluded under the terms of the Lease, all charges, costs, impositions, and expenses against the Leased Premises during the Lease Term shall be paid by Tenant.

3.	Rent payable under the Lease has been paid through _____________. To the best of the undersigned’s knowledge, there is no claim of set off nor any defense with respect to Rent paid to date.

4.

The undersigned has not given, nor has the undersigned received, a notice complying with the notice provisions in the Lease relating to a default which has not yet been cured, except as set forth in Exhibit “B” to this Estoppel Certificate.  To the extent such notice has been given or received, the nature of any claim is set forth in said Exhibit “B”.

5.	The expiration date of the present term of the Lease, excluding unexercised renewals, is __________________.

6.

This Estoppel Certificate is made to the Certificate Holder for the limited purpose of confirming certain provisions of the Lease.  This Estoppel Certificate shall in no way subject Tenant or the undersigned individual to any liability whatsoever.  Nothing in this Estoppel Certificate shall be construed to modify or amend the terms of the Lease.  In the event of any conflict between the provisions of this Estoppel Certificate and the Lease, the provisions of the Lease shall prevail.

SHOE CARNIVAL, INC.
BY:

ITS:

Exhibit F-3

[Form of Memorandum of Lease]

MEMORANDUM OF LEASE

          THIS MEMORANDUM OF LEASE, made and entered into this __ day of __________, 200__, by and between ______________________________ (hereinafter referred to as “Landlord”), and ___________________ (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

          WHEREAS, Landlord and Tenant have entered into that certain Lease dated _____________, 200__, (the “Lease”); and

          WHEREAS, the parties hereto desire to file this Memorandum of Lease for record in the Records of ____________________, to provide record notice of the Lease and the terms and conditions contained therein with respect to the Premises (as hereinafter defined).

          NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

          1.          Leased Premises.  That certain parcel of real estate containing approximately 8.66 acres located on Lots D4, D5, D6 & D7 in Cross Pointe Commerce Center in Vanderburgh County, Indiana, described in Exhibit A attached hereto and incorporated herein by this reference, together with all rights, interest and privileges therein or appurtenant thereto, including any existing or necessary easements of access to the Real Estate and/or on, over and across any adjacent or abutting parcels, whether owned by Landlord or otherwise, and all permits and approvals therefor (the “Real Estate”), the building (the “Building”) to be constructed by Landlord thereon, which such Building will consist of approximately sixty thousand (60,000) square feet (measured from the exterior face of all exterior walls) of office space, and related improvements to be constructed on the Real Estate by Landlord and used in connection with the Building and Tenant’s operations therefrom, including but not limited to curb cuts, access drives, roadways, parking areas (the “Improvements”). The Real Estate, Building and Improvements are collectively referred to as the “Leased Premises”, and the boundary description of the Leased Premises is outlined on the Site Plan attached hereto.

          2.          Term.  The term of the Lease is fifteen (15) years.  Tenant has the right to extend the term of the Lease for three (3) consecutive periods of five (5) years each.

          3.          Incorporation of Lease.  The provisions set forth in the Lease are hereby incorporated into this Memorandum of Lease as if set out in full herein.  In the event of any conflict or inconsistency between the terms of this Memorandum of Lease and the terms of the Lease, the terms of the Lease shall govern and control for all purposes.

          4.          Defined Terms.  All capitalized terms and words of art which are used but not defined herein shall have the same respective meaning designated for such terms and words of art in the Lease.

          5.          Right of First Refusal; Option to Purchase.  Tenant has the right of first refusal to purchase the Leased Premises at any time during the Lease Term, including any Renewal Term, where Landlord shall receive a bona fide offer from a third party for the purchase of the Leased Premises, which offer Landlord shall desire to accept. Tenant has the option to purchase the Leased Premises in accordance with the terms of the Lease.

          6.          Interpretation.  In the event of any discrepancy between the description of the Leased Premises attached hereto and the description set forth in the Lease, the parties acknowledge and agree to use the broadest interpretation of the combined descriptions to ensure the maximum protection of any rights, covenants or other agreements set forth in the Lease.

          7.          Cancellation of Memorandum of Lease.  Upon the request of Landlord following the expiration or termination of the Lease, Tenant shall promptly execute and deliver to Landlord an appropriate release and/or cancellation instrument acknowledging the expiration or termination of the Lease and releasing any and all right, title and interest of Tenant in and to the Premises under the Lease.

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum of Lease to be executed and sealed the day, month and year first above written.

“Landlord”

By:

Signed, sealed and delivered in the
presence of:
(CORPORATE SEAL)

Witness

Notary Public

Commission Data:

“Tenant”
Signed, sealed and
delivered in the
presence of:

By:

Witness	Title:

Attest:

Notary Public	Title:

Commission Data:	(CORPORATE SEAL)

EXHIBIT “A”
TO
MEMORANDUM OF LEASE

LEGAL DESCRIPTION OF PROPERTY

That certain tract of land being approximately 8.66 acres and being a part of the property identified by Tax Parcel Identification Number: 04-050-06-019-004 (The legal description below shall be updated within sixty (60) days after lease execution and shall replace this Exhibit A attached to the Lease; no formal amendment shall be required and the parties agree that the legal description, when prepared, shall be slip-sheeted into the fully executed Lease).

All of on Lots D4, D5, D6 & D7 in Cross Pointe Commerce Center in Vanderburgh County, Indiana, as shown on that certain plat of Cross Pointe, Section ___, Plat Book ___, Page ___, containing approximately 8.66 acres.